SCP DISTRIBUTORS, LLC

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made and entered into this 17th day of January, 2003, by and between SCP Distributors, LLC, a Delaware corporation (“Employer”), and Arthur D. Cook (“Employee”).

RECITALS

A.   Employer operates swimming pool wholesale distribution facilities throughout the country operating as SCP Distributors, LLC of Covington (“SCP Covington”).

B.   Employee is currently employed by Employer, and Employer desires to continue to employ Employee, pursuant to the terms of this Agreement.

C.   The parties desire to specify their rights and responsibilities with regards to each other by entering into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises as specified hereinafter, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

1.      EMPLOYMENT. Employer continues to employ Employee, and Employee continues to accept employment with Employer upon the terms and conditions stated in this Agreement.

2.      TERM. The Agreement shall become effective upon execution by both parties, and shall remain in full force and effect until terminated pursuant to the provisions of this Agreement.

3.	COMPENSATION.

3.1    Salary. Employer shall pay Employee’s gross annual salary (“Salary”) during such time Employee is employed by Employer in the amount of $170,000 payable in equal installments not less than bi-weekly, and provide a bonus plan as described in section 3.2. All salary and bonus payments shall be subject to withholding and other applicable taxes. The annual salary may be increased, from time to time, at the sole discretion of Employer.

3.2Annual Bonus. Employee is eligible for an annual bonus based on criteria set forth in a separate bonus agreement. The Annual Bonus shall be paid by Employer to Employee on, and shall not be earned by Employee unless Employee is employed on, February 28th of the year following the calendar year in which Annual Bonus is applicable. If Employee is not employed, for any reason, on February 28th of the year following each applicable calendar year, Employee shall not be eligible to receive Annual Bonus for the preceding calendar year.

3.3    Bonus Acknowledgment. Employee acknowledges and agrees that the calculation and formulas used to define the Annual Bonus as set forth in Section 3.2 is subject to change, from year to year, and that it is Employer’s policy that Profitability Bonuses do not accrue, nor are they subject to pro rata payment.

3.4    Withholding Taxes. All compensation paid to Employee pursuant to this section 3 shall be subject to all applicable state, federal and local withholding taxes.

4. DUTIES. Employee will serve as an Vice President for SCP Covington, and shall perform such other specific services or duties as Employer assigns from time to time.

5. EMPLOYEE BENEFITS. Employee shall be entitled to participate in all benefits Employer provides, or makes available to similarly situated employees in the same classification or equivalent level of responsibility, as changed from time to time by Employer.

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6.      AUTOMOBILE ALLOWANCE. Employer shall pay to Employee an amount equal to $700.00 per month, as an automobile allowance or be provided a vehicle under its guidelines for like managers in SCP.

7.      EXTENT OF SERVICES. Employee shall devote his entire time, attention and energies to Employer’s business and shall not, during the term of this Agreement, be engaged in any other business activity that, in the good faith discretion of the Employer, interferes with Employee’s duties for Employer, whether or not such business activity is pursued for gain, profit or other pecuniary advantage. However, Employee may invest his assets in such form or other manner as will not require his services in the operation of the affairs of the companies in which such investments are made.

8.      DISCLOSURE OF INFORMATION. Employee acknowledges his position with Employer has given Employee access to and will continue to give Employee access to certain confidential and proprietary information (“Confidential Information”) of Employer and such Confidential Information, including but not limited to Employer’s products and services, business plans, business acquisitions, processes, product or service research and development methods or techniques, training methods and other operational methods or techniques, quality assurance procedures or standards, operating procedures, files, plans, specifications, proposals, drawings, charts, graphs, support data, trade secrets, supplier lists, supplier information, purchasing methods or practices, distribution and selling activities, consultants’ reports, marketing or other technical studies, maintenance records, employment or personnel data, marketing data, strategies or techniques, financial reports, budgets, projections, cost analyses, price lists, formulae and analyses, employee lists, customer records, customer lists, customer source lists, proprietary computer software, and internal notes and memoranda relating to any of the foregoing; is a valuable, special and unique asset of Employer’s business. In consideration of Employee’s continued employment with Employer, Employee agrees that, during his employment, and for a period of one year after termination of this Agreement, he will not communicate, disclose, divulge or make available to any person or entity (other than Employer) any Confidential Information that he may know or possess or hereafter come to know or possess as a result of his employment hereunder, except upon the prior written authorization of Employer or as may be required by law or legal process. In the event of a breach or threatened breach by Employee of the provisions of this section 8, Employer shall be entitled to an injunction restraining Employee from disclosing, in whole or in part, the Employer’s Confidential Information, or from rendering any services to any person, firm corporation, association, or another entity to whom such list or Confidential Information, in whole or in part, has been disclosed or is threatened to be disclosed, it being acknowledged by Employee that any such breach or threatened breach will cause irreparable injury to Employer. Nothing in this section 8 shall be construed as prohibiting Employer from pursuing any other remedies available to Employer for such breach or threatened breach, including the recovery from Employee of damages, attorney fees and other costs and expenses incurred by Employer. All memoranda, notes, records or other documents compiled by Employee or made available to Employee during the Term, concerning the business of Employer and its customers, shall be the property of Employer and shall be delivered to Employer on the termination of Employee’s employment as provided herein, or at any other time upon request.

9.	TERMINATION.

9.1    Except as provided in Sections 9.3 and 9.4, Employer may terminate Employee’s employment under this Agreement only upon fourteen (14) days written notice to Employee. Employee may terminate Employee’s employment under this Agreement only upon fourteen (14) days written notice to Employer.

9.2    If Employer terminates Employee’s employment for any reason other than as provided in Section 9.3 and 9.4, Employer shall pay to Employee one week of severance compensation for each twelve month period of completed service with a minimum amount equal to one-half of a month’s Salary and a maximum of three months’ salary as provided in Section 3.1 (“Severance Compensation”). Such Severance Compensation shall be paid within thirty (30) days of the effective date of termination, and such Severance Compensation shall be the sole severance benefit payable to Employee by Employer.

9.3    If Employee terminates his employment as provided in section 9.1, Employer shall have the option of immediately terminating Employee without any further liability or obligation to Employee, including the obligation to pay Severance Compensation under Section 9.2.

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9.4    Employer may terminate Employee’s employment under this Agreement for Cause without any obligation of providing advance notice to Employee. For the purposes of this Agreement, Cause shall mean the Employee’s material breach of this Agreement; or the Employee’s misconduct which may reasonably be anticipated to have a material adverse effect upon Employer’s business; or the Employee’s disregard of the lawful instructions of the Board of Directors or Officers of Employer that are consistent with Employee’s position; or the abuse of alcohol or drugs by the Employee; or the commission by Employee of a felony or an act involving fraud, theft or dishonesty; or failure of Employee to adequately perform his duties as determined in the sole discretion of the Employer.

10.	RESTRICTIVE COVENANT.

10.1  The Employee hereby acknowledges and recognizes that during the term of his employment with Employer, he will be privy to trade secrets and confidential and proprietary information critical to Employer’s business within certain markets, and that Employer may find it extremely difficult and disruptive to replace the Employee. Accordingly, Employee agrees that, in consideration of the premises contained herein and the consideration to be received by Employee hereunder, he will not, from and after the date hereof until the first anniversary of the termination of Employee’s employment with Employer:

10.1.1              directly or indirectly carry on or engage in, represent in any way, or be connected with, any business or activity (such business or activity being hereinafter called a “Competing Business”) like or similar to or directly competing with SCP, or solicit any customer of SCP in any of the following Louisiana parishes in which SCP is doing business: Caddo, Baton Rouge, Jefferson and St. Tammany, whether such engagement shall be as an officer, director, owner, employee, agent, partner, affiliate, or other participant in any Competing Business;

10.1.2              assist others in engaging in any Competing Business in any manner described in the foregoing section 10.1.1;

10.1.3 induce the Employer’s customers to change or alter in any manner their business dealings with Employer or either directly or indirectly contact or cause to be contacted any of SCP customers as they exist at the time Employee’s employment is terminated, for a period of one year from the effective date of termination; or

10.1.4 induce other employees of Employer to terminate their employment with Employer or engage in any Competing Business.

10.2  The Employee acknowledges and agrees that the foregoing restrictions will limit his ability to become employed with a Competing Business, but he nevertheless understands that he has received and will in the future receive sufficient consideration and other benefits as an Employee of Employer and as otherwise provided hereunder to clearly justify such restrictions, which in any event (given his education, skills, and ability) the Employee does not believe would prevent him from earning a living.

10.3  In the event of Employee’s actual or threatened breach of the provisions of this section 10, Employer shall be entitled to obtain an injunction enjoining Employee from committing such actual or threatened breach. Employer shall also be permitted to pursue any other available remedies available for such breach or threatened breach, including the recovery of damages from Employee, and Employee shall reimburse Employer for all reasonable costs associated with the enforcement of this section 10 including court costs and reasonable attorneys’ fees. If a court of competent jurisdiction determines that any provision or restriction in this section 10 is unreasonable or unenforceable, said court shall modify such restriction or provision so that it then becomes an enforceable restriction of the activities of Employee that are competitive with Employer.

11.	NOTICES.

11.1  Any notice, request, or other communication required or permitted under this Agreement shall be in writing. Notice shall be deemed given only if personally delivered or sent by registered or certified mail, return receipt requested. Any notice so mailed shall be deemed given on the date received.

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All such notices shall be given to the respective parties at the addresses designated below, or to such other address as a party may designate in a like manner:

If to Employer:	Patricia H. Finger

Director of Human Resources

SCP Distributors, LLC

109 Northpark Blvd., 4th Floor

Covington, LA 70433

Copy to:	Manuel Perez de la Mesa

Chief Executive Officer

	If to Employee:	Arthur D. Cook
	11.2	The refusal by a party to accept a notice does not affect the giving of the notice.
12.	MISCELLANEOUS.

12.1  Entire Agreement: Further Assurances. This Agreement and the Bonus Agreement described in Section 3.2 hereof, constitute the entire agreement between the parties pertaining to Employee’s employment as Vice President of SCP and all prior negotiations, and agreements, whether written or oral, are merged into this Agreement. Each party hereto agrees to execute and deliver such other documents, agreements or instruments and to take such further action as may be reasonably requested by the other party hereto for the implementation of this Agreement and the consummation of the transaction contemplated hereby.

12.2  Severability. If any provision of this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision or part of a provision of this Agreement; but this Agreement shall be reformed and construed as if such provision had never been contained in it, and any such provision shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted.

12.3  Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which counterparts collectively shall constitute one document representing the agreement among the parties.

12.4  Binding Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties to this Agreement and their respective successors and assigns.

12.5  Amendment. This Agreement may not be amended, discharged, or terminated, or changed orally; and any such proposed amendment, discharge, termination, or change shall be in writing and signed by the party against whom such amendment, change, discharge, or termination is sought.

12.6  Waiver of Breach. The waiver by any party of a breach of any provision of this Agreement or the failure of any party to insist upon compliance with any condition hereof shall not operate or be construed as a waiver of any subsequent breach; and no waiver shall be valid unless it is in writing and is signed by the party against whom such waiver is sought.

12.7  Extension of Noncompete Period. The period of time during which Employee is prohibited from competing with Employer pursuant to section 9 shall be extended by any length of time during which Employee is in breach of any of such covenants.

12.8  Applicable Law. This Agreement shall be construed in accordance with the laws of the State of Louisiana without reference to principles of conflicts of law.

12.9  Survival. The provisions and restrictions contained in sections 8 and 10 shall survive the termination of this Agreement.

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12.10               Attorneys’ Fees and Expenses. In the event a party is required to enforce any of the rights granted under this Agreement, the other party shall be entitled to recover from the breaching party the reasonable attorneys’ fees, costs and expenses incurred by the other party as a result of such breach.

12.11               Recitals. All recitals set forth at the outset of this Agreement are incorporated by reference in it and are true.

12.12               Full Disclosure. Employee acknowledges that receipt of stock options from the Employer is conditioned upon the execution of this Agreement. Employee represents and acknowledges that Employee has carefully reviewed all of the terms and conditions in this Agreement, and has been advised of Employee’s right to seek independent legal counsel prior to execution of this Agreement.

12.13               Successors and Assigns; Benefits. This Agreement is a personal contract and the Employee’s rights and obligations hereunder may not be transferred or assigned by the Employee other than by will or the laws of dissent or distribution. The rights and obligations of Employer hereunder shall be binding upon and run in favor of the successors and assigns of Employer, and this Agreement shall inure to the benefit of Employer’s successors and assigns. In the event of any attempted assignment or transfer of rights hereunder by the Employee contrary to the provisions hereof, Employer shall have no further liability for payments hereunder.

IN WITNESS WHEREOF, the parties have entered into this Agreement the date first written above.

EMPLOYER	EMPLOYEE

SCP DISTRIBUTORS, LLC.

By: /s/ Manuel Perez de la Mesa	/s/ A. David Cook
Manuel Perez de la Mesa	A. David Cook

President

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